Exhibit 10.23
January 28, 2008
James A. Merritt, M.D.
5285 Toscana Way, Apt. 8311
San Diego, California 92122
Re: Terms of Separation
Dear Jay:
     I appreciated the time you spent speaking with me about the terms of your separation from ADVENTRX Pharmaceuticals, Inc. (the “Company”). This letter confirms the agreement between you and the Company concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a release of claims (hereinafter this letter is referred to as this “Agreement”). In this letter, you are referred to in the third person (“you”) or as “Executive.”
     1. Separation Date: January 29, 2008 is your last day of employment with the Company (the “Separation Date”).
     2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on January 29, 2008, we provided you a final paycheck in the amount of $22,369.45 for all wages, salary, bonuses, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts.
     3. Separation Compensation: In exchange for your agreement to the waiver and release of claims set forth in paragraph 7, below, the Company agrees to:
     (a) commencing on the first standard Company payroll date following the effective date of this Agreement (as defined in paragraph 12, below), pay you an amount equal to 6 months of your current base salary, less applicable state and federal payroll deductions, in substantially equal installments in accordance with the Company’s standard payroll practices over the Company’s 13 pay periods following the effective date of this Agreement (as defined in paragraph 12, below);
     (b) pay you $16,037.68, less applicable state and federal payroll deductions, which the parties agree satisfies in full the Company’s obligation set forth in your offer letter, dated September 7, 2006, to pay all costs that the Company would otherwise have incurred to maintain your health, welfare and retirement benefits if you had continued for 6 continuous months after your Separation Date. The Company will pay the amount set forth in this paragraph 3(b) in substantially equal installments commencing on and continuing in accordance with the same schedule described in paragraph 3(a);
     (c) accelerate vesting and extend the time to exercise vested shares of your stock option granted on September 27, 2006 (the “2006 Option”), as follows: The 2006 Option granted you an option to purchase up to 300,000 shares of the Company’s common stock at a price of $2.86 per share. Your right to purchase these shares was subject to a vesting schedule and, immediately prior to the Separation Date, the 2006 Option was vested as to 100,000 shares and unvested as to 200,000 shares. In exchange for your agreement to the waiver and release of claims set forth in paragraph 7, below, the Company agrees to: (A) accelerate vesting as to 31,249 of the unvested shares, which would result in the 2006 Option being vested as to a total of 131,249 shares; and, (B) extend the time for you to exercise the vested shares under the 2006 Option to Noon (Pacific) on December 31, 2008. To effect the foregoing, the parties agree that Section 3(a)(ii) of the 2006 Option Agreement is hereby amended and restated in its entirety as follows and acknowledge that such amendment may result in a new grant date for incentive stock option purposes:
          “(ii) In the event of Optionee’s death, disability or other termination of Optionee’s Continuous Service, the Option shall be exercisable in the manner and to the extent provided in Section 6.3 of the Plan; provided, however, that, anything in Section 6.3(a)(i) to the contrary notwithstanding but subject to Optionee’s timely execution of a release of claims against the Company, in the form provided by the Company, and Optionee’s not revoking such release, in the event of an Involuntary Termination, the Option shall remain exercisable until Noon (Pacific) on December 31, 2008.”
     By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph 3 in consideration for waiving and releasing your rights to claims referred to in this Agreement and that you would not otherwise be entitled to such separation compensation.
     4. January 12, 2007 Stock Option: Please note that this Agreement does not change the terms of the stock option granted to you on January 12, 2007 (the “2007 Option”). As of the Separation Date, the 2007 Option was vested as to 8,334 shares and unvested as to 24,999 shares. As a result of the termination of your employment, vesting has discontinued and none the unvested shares will vest. You have 90 days from the Separation Date to exercise the 2007 Option as to the vested shares.
     5. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
     6. Confidentiality Agreement: You hereby acknowledge that you are bound by your Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees with the Company, dated September 7, 2006 (the “Confidentiality Agreement”), a copy of which has been provided to you, that as a result of your employment with the Company you have had access to Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
     7. Executive’s Release of Company:
     (a) On Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, Executive hereby waives, releases, acquits and forever discharges the Company, and each of its parents, subsidiaries and affiliates, and each of their respective past or present officers, directors, agents, servants, employees, shareholders, predecessors, successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them (hereinafter “Company Releasees”), of and from any and all suits, debts, liens, contracts, agreements, promises, claims, liabilities, demands, causes of action, costs, attorneys’ fees, damages, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, fixed or contingent, suspected and unsuspected, disclosed and undisclosed (“Claims”), from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Agreement is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by Executive or on Executive’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This waiver and release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to stock, stock options, or any other ownership interest in the Company, or fringe benefits; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment.
     (b) Notwithstanding the foregoing, nothing in the waiver and release set forth in this paragraph 7 shall constitute a release by Executive of any claims or damages based on any right Executive may have to enforce the Company’s executory obligations under the your offer letter, dated September 7, 2006, the agreement evidencing the 2006 Option or the agreement evidencing the 2007 Option, any right Executive may have to vested or earned compensation and benefits, or Executive’s eligibility for indemnification under applicable law, Company governance documents, Executive’s indemnification agreement with the Company or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company. Furthermore, notwithstanding anything to the contrary in this paragraph 7, the waiver and release set forth in this paragraph 7 does not extend to any rights which as a matter of law cannot be waived or released.
     (c) Executive represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Company Releasees with any court with respect to any matter covered by the waiver and release set forth in this paragraph 7 and agrees, to the extent permitted by law, that he will not do so in the future. Executive further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the the Company Releasees, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which he may otherwise be entitled in connection with said charge, complaint or claim. Nothing in the waiver and release set forth in this paragraph 7 shall limit Executive’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.
     8. Company’s Release of Executive:
     (a) The Company, for itself and each of its parents subsidiaries and affiliates and each of their respective predecessors successors and assigns over which the Company has control and the right to release Executive as set forth herein, hereby waives, releases, acquits and forever discharges Executive and Executive’s heirs, estate and beneficiaries, and all persons acting by, through, under, or in concert with them, or any of them (hereinafter “Executive Releasees”), of and from any and all Claims, from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of Executive’s employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Agreement is executed, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by the Company or on the Company’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort. This release includes, but is not limited to: (1) Claims for intentional and negligent infliction of emotional distress; (2) tort Claims for personal injury; (3) Claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, front pay, back pay or any other form of compensation; (4) Claims for breach of contract; (5) Claims for any form of retaliation, harassment, or discrimination; (6) Claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the ADEA, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended; and (7) all other Claims based on tort law, contract law, statutory law, common law, wrongful discharge, constructive discharge, fraud, defamation, emotional distress, pain and suffering, breach of the implied covenant of good faith and fair dealing, compensatory or punitive damages, interest, attorneys’ fees, and reinstatement or re-employment. Furthermore, notwithstanding anything to the contrary in this paragraph 8, the waiver and release set forth in this paragraph 8 does not extend to any rights which as a matter of law cannot be waived or released.

     (b) The Company represents that it has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against Executive or any of the Executive Releasees with any court with respect to any matter covered by the waiver and release set forth in this paragraph 8 and agrees, to the extent permitted by law, that it will not do so in the future. The Company further represents that, with respect to any charge, complaint or claim it has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against Executive or any of the the Executive Releasees, it will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which it may otherwise be entitled in connection with said charge, complaint or claim. Nothing in the waiver and release set forth in this paragraph 8 shall limit the Company’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.
     9. Section 1542 Waiver: The parties acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release by each party of any unknown Claims either party may have against the other party.
     10. Entire Agreement: This agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the Confidentiality Agreement referred to in paragraph 6, above. You acknowledge that none of the Company Releasees nor any of their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.
     11. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.
     12. Satisfaction of Older Workers Benefits Protection Act Requirements: Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act and other laws as set forth in paragraph 7, above. Executive also acknowledges that the consideration given for the waiver and release set forth in paragraph 7 is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the Older Workers Benefits Protection Act, that: (A) his waiver and release in paragraph 7 does not apply to any rights or claims that may arise on or after the date he executes this Agreement; (B) Executive is advised to consult with an attorney prior to executing this Agreement;

(C) Executive has 21 days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier) starting as of when his termination becomes effective on January 29, 2008; (D) Executive has 7 days following the execution of this Agreement to revoke this Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the 8th day after this Agreement is executed by Executive, without Executive’s having given notice of revocation.
     13. Review of Agreement: Each party to this Agreement further acknowledges that such party has carefully read this Agreement (in particular the provisions of paragraph 7), and knows and understands its contents and its binding legal effect. Each party acknowledges that by signing this Agreement, such party does so of such party’s own free will, and that it is such party’s intention to be legally bound by its terms.
     If you agree with and agree to abide by the terms and conditions outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely, ADVENTRX Pharmaceuticals, Inc.
By:	/s/ Evan M. Levine
Evan M. Levine
Chief Executive Officer

READ, UNDERSTOOD AND AGREED:

Signature:	/s/ James A. Merritt	Date:	Feb 04, 2008
James A. Merritt
Note: You may not sign or accept the agreement set forth in this letter before your termination has become effective on January 29, 2008.

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